Sub-Item 77I:  Terms of new or amended securities

At its March 21, 2013 Regular Meeting of the Board of Trustees, the Board approved the creation of the Gotham Enhanced Return Fund (the "Enhanced Fund"), an additional series of the Trust. The Enhanced Fund consists of one class of shares: Class I shares. A description of the Enhanced Fund is contained in the Prospectus and Statement of Additional Information dated May 22, 2013, which was filed in Post-Effective Amendment No. 69 to the Registrant's registration statement on Form N-1A filed with the Commission on May 22, 2013.